EXHIBIT 10.19
HONEYWELL AEROSPACE EXCESS BENEFIT PLAN
AND
SUPPLEMENTAL SAVINGS PLAN
(Effective as of April 1, 2026)

1.    History. Honeywell International Inc. previously established an excess benefit plan and supplemental non-qualified plan named the Honeywell Excess Benefit Plan and Honeywell Supplemental Savings Plan (the “Honeywell Plan”) and amended the Honeywell Plan several times from its initial effective date, including an amendment and restatement effective January 1, 2009 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and corresponding rules and regulations under Section 409A of the Code.

The Honeywell Aerospace business will spin off from Honeywell International Inc. in a transaction that is expected to be finalized as of June 29, 2026 (the spinoff effective date, the “Spinoff Date”). Honeywell Aerospace Inc. (the “Corporation”) hereby establishes this Honeywell Aerospace Excess Benefit Plan and Supplemental Savings Plan (the “Plan”) in preparation for the Spinoff Date. Undistributed accounts for Participants (as defined below) whose employment is with Honeywell Aerospace Inc. or a participating U.S. affiliate as of April 1, 2026 (the “Effective Date”) will be transferred from the Honeywell Plan to this Plan and be record kept and distributed according to the terms and conditions of this Plan.

This Plan document covers any current Corporation or affiliate employee who was entitled to receive a benefit from the Honeywell Plan as of March 31, 2026 and who had their Honeywell Plan benefit transferred to this Plan, and any other individual who becomes a Participant in the Plan on or after the Effective Date.

The Honeywell Plan was separated into two separate plans for all legal purposes to ensure its qualification as an excess benefit plan within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The following provisions constitute and govern the terms of those two plans as follows:

(a) The excess benefit plan provides only for the benefits and contributions that would be provided under the Qualified Savings Plans but for any benefit or limitations set forth in the Code, including all Employer Matching Contributions described in Subparagraph 5(b). The excess benefit plan shall consist of, be governed by, and be subject to, the terms set forth below excluding Clause 5(a)(ii) and the other provisions of the Plan to the extent relating to Clause 5(a)(ii).

(b) The supplemental savings plan provides for all other benefits and contributions under the Plan. The supplemental savings plan shall consist of, be governed by, and be subject to, the terms set forth below excluding Clause 5(a)(i) and Subparagraph 5(b) and the other provisions of the Plan to the extent relating to Clause 5(a)(i) and Subparagraph 5(b).

(c) Both the excess benefit plan and the supplemental savings plan are part of a plan named the “Honeywell Aerospace Excess Benefit Plan and Supplemental Savings Plan” and, unless the context specifically states otherwise, are collectively referred to herein as the “Plan.”

2.    Eligibility. Any employee of the Corporation and its participating U.S. affiliates who is (i) the Chief Executive Officer of the Corporation or designated by the Corporation as an “officer” (an “Officer”), during the designated election period (the “Open Enrollment Period”) that occurs before the beginning of the applicable Plan Year (as defined below), or (ii) (A) an Executive level employee but not an Officer at any time during the Open Enrollment Period that occurs before the beginning of the applicable Plan Year, and (B) whose year-to-date Base Annual Salary (as defined in Subparagraph 4(a)(i)) that is paid and posted to the Plan’s electronic recordkeeping system as of the last pay date in September of the Plan Year immediately preceding the applicable Plan Year exceeds the dollar limit for a highly compensated employee for the Plan

Year under Section 414(q) of the Code, shall be eligible (both (i) and (ii), an “Eligible Employee”) to participate in the Plan (subject to the limitations set forth in the following paragraph) and elect or continue deferrals under Section 4(c) of Base Annual Salary for such Plan Year effective as of the first pay date of such Plan Year that follows the Open Enrollment Period.

Notwithstanding the foregoing, an Eligible Employee may only participate in the Plan for a Plan Year if such employee is eligible to participate in the Honeywell Aerospace 401(k) Plan or any other savings plan designated as included by the Corporation from time to time (the “Qualified Savings Plans”), and has made an irrevocable election during the applicable Open Enrollment Period to defer Base Pay to the applicable Qualified Savings Plan. For purposes of this Plan, the “Plan Year” shall mean the calendar year; provided, however, that the first Plan Year shall mean the period beginning on April 1, 2026, and ending on December 31, 2026.

Notwithstanding the foregoing paragraph, (a) each employee of the Corporation and its participating U.S. affiliates who had an undistributed benefit in the Honeywell Plan as of March 31, 2026 shall have their benefit in the Honeywell Plan transferred to this Plan as of the Effective Date to be record kept on a class year basis and distributed in accordance with their prior elections made under, and terms and conditions of, the Honeywell Plan, and (b) each employee of the Corporation and its participating U.S. affiliates who made a deferral election under the Honeywell Plan (or whose election continued under the Honeywell Plan provision that is equivalent to Section 4(c) of this Plan) for the 2026 Plan Year shall have such election recognized and continued under this Plan from and after the Effective Date.

3.    Definitions. Capitalized terms not otherwise defined in the Plan have the respective meanings set forth in the applicable Qualified Savings Plans.

4.    Participation.

(a) Time and Form of Election. Each Eligible Employee who wishes to participate in the Plan for a particular Plan Year beginning on or after January 1, 2027 (a “Participant”), must file a timely deferral election (the “Election”) with the Plan Administrator during the applicable Open Enrollment Period. Such Eligible Employee shall designate in the Election that a portion (determined in accordance with Subparagraph 5(a)) of the Eligible Employee’s Base Pay as defined in the Qualified Savings Plan without regard to any benefit or contribution limitations under the Code or the applicable Qualified Savings Plan and inclusive of salary deferred for the Plan Year under this Plan (“Base Annual Salary”), which would have been payable to such Eligible Employee during such Plan Year, in lieu of such payment, be credited to a deferred compensation account maintained under the Plan as an unfunded book entry account stated as a cash balance (the “Account”). On a Participant’s Election, the Participant shall also indicate the form of payment for all deferrals credited to the Participant’s Account, as described in Paragraph 7 below, and shall indicate if he wishes to change the default Change in Control election, as described in Paragraph 10 below.

(b) Election Changes. A Participant may not modify his deferral election for a particular Plan Year at any time during that Plan Year.

(c) Continuing Elections from Prior Plan Year. Notwithstanding any contrary provisions of Paragraph 4(a) or the Plan, effective with the Plan Year beginning January 1, 2027, if an Eligible Employee participated in the Plan during the prior Plan Year, their contribution, distribution and Change in Control elections from the prior Plan Year (whether made through an affirmative Election during the prior Plan Year’s Open Enrollment Period or through the application of this Paragraph 4(c) for the prior Plan Year) shall continue to apply for the Plan Year, unless such Participant files an Election with the Plan Administrator during the applicable Open Enrollment Period for the Plan Year to change their elections or decline enrollment for the Plan Year. For any such Eligible Employee who does not affirmatively decline enrollment during the Plan Year’s Open Enrollment Period, their irrevocable election to defer Base Pay to the Qualified Savings Plan shall remain in effect for the Plan Year.

For the avoidance of doubt, all other Eligible Employees (e.g., Eligible Employees who did not participate in the Plan for the prior Plan Year or new Eligible Employees) must file an Election with the Plan Administrator during the applicable Open Enrollment Period to participate in the Plan for the Plan Year.

5. Contributions to Participants’ Accounts. Participation.

(a)    Participant Deferred Contributions. For a particular Plan Year, and subject to Paragraph 4(c), a Participant may elect to defer an aggregate amount equal to (i) the difference between the maximum percentage of Base Annual Salary that the Participant may contribute for the Plan Year as Pre-tax Contributions and/or Roth Contributions under the Qualified Savings Plans (8% for 2026), without regard to any other limitations that may apply under the Code or the Qualified Savings Plans, and the actual Pre-tax Contributions and/or Roth Contributions the Participant contributes to the Qualified Savings Plans for the Plan Year, and/or (ii) from 1% to 25% (in whole percentages) of such Participant’s Base Annual Salary, without regard to any other limitations that may apply under the Code (collectively, “Participant Deferred Contributions”); provided, however, that a Participant who elects to defer any amount hereunder shall be required to make the maximum Pre-tax Contributions and/or Roth Contributions permissible under the Qualified Savings Plans for the applicable Plan Year (after giving effect to deferrals under the Plan or otherwise).

Notwithstanding the foregoing paragraph, each employee of the Corporation and its participating U.S. affiliates who made a deferral election under the Honeywell Plan (or whose election continued under the Honeywell Plan provision that is equivalent to Section 4(c) of this Plan) for the 2026 Plan Year shall have such election recognized and continued under this Plan from and after the Effective Date.

For the avoidance of doubt, all Participant Deferred Contributions to the Plan shall be deferred on a pre-tax basis. No after-tax contributions (such as Roth 401(k) contributions) shall be permitted. For purposes of any “spillover” of deferrals from the Qualified Savings Plans to the Excess Benefit Plan, any amounts that were contributed as Roth Contributions to the Qualified Savings Plans shall be contributed as pre-tax contributions to the Plan.

(b) Plan Employer Contributions. There shall be credited to the Participant’s Account employer contributions under the Plan (“Plan Employer Contributions”) in an aggregate amount equal to the difference between (i) the maximum Employer Matching Contributions that could be contributed for the Plan Year under the Qualified Savings Plans, without regard to any limitations that may apply under the Code or the Qualified Savings Plans, and (ii) the total amount of Employer Matching Contributions actually contributed to the Participant’s account under the Qualified Savings Plans.

Notwithstanding the foregoing:
(A) the Plan Employer Contributions described in this Paragraph shall be credited to a Participant’s Account only if the Participant is actively employed by the Corporation or an affiliate on December 15th of the Plan Year, has died while actively employed by the Corporation or an affiliate during the Plan Year, or has incurred a Disability while actively employed by the Corporation or an affiliate during the Plan Year, and

(B) only Participant Deferred Contributions described in Clause 5(a)(i) shall be used in determining the amount of Plan Employer Contributions to be credited to an Account for a Plan Year.

(c) Vesting. Participant Deferred Contributions and Plan Employer Contributions (collectively “Total Contribution Amounts”) and all amounts accrued with respect to Total Contribution Amounts in accordance with Paragraph 6, shall be vested at the time such amounts are credited to the Participant’s Account.

(d) Timing of Contributions. The Participant Deferred Contributions described in Clause 5(a)(i) shall be credited to a Participant’s Account once the Participant has contributed the maximum Pre-tax Contributions and/or Roth Contributions for the Plan Year to the Qualified Savings Plans. The Participant Deferred Contributions described in Clause 5(a)(ii) shall be credited to a Participant’s Account each pay period during the Plan Year. The Plan Employer Contributions described in Paragraph 5(b) shall be credited to a Participant’s Account at the same time Employer Matching Contributions are credited to the Participant’s Account under the applicable Qualified Savings Plans.

6. The Participant’s Account.

(a) Types of Accounts. A Participant’s Account shall consist of two sub-accounts, as applicable: (1) a sub-account which consists of Participant Deferred Contributions and Plan Employer Contributions, and interest and earnings thereon, for amounts that were earned and vested under the Honeywell Plan as of December 31, 2004 (the “Grandfathered Account”), and (2) a sub-account which consists of Participant Deferred Contributions and Plan Employer Contributions, and interest and earnings thereon, for amounts that were or are earned and vested under the Honeywell Plan or this Plan on or after January 1, 2005 (the “Non-Grandfathered Account”).

Relevant terms and conditions related to amounts deferred and credited under the Honeywell Plan prior to January 1, 2026, are further described in Schedule A.

(b) Participant Deferred Contributions.

(i) Participant Deferred Contributions shall be credited to the Participant’s Account under the Plan as unfunded book entries stated as cash balances.

(ii) Participant Deferred Contributions credited to the Participant’s Account shall accrue amounts (to be posted on the Valuation Date) equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term. The interest rate described in this paragraph is subject to change from Plan Year to Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation before January 1 of each Plan Year.

(c) Plan Employer Contributions. Plan Employer Contributions contributed after the Spinoff Date shall be credited to the Participant’s Account under the Plan as unfunded book entries stated and as valued and invested in the Honeywell Aerospace common stock fund under the Honeywell Aerospace 401(k) Plan (excluding any charge or reduction for expenses and assuming reinvestment of dividend equivalents). Amounts credited to the Participant’s Account shall have the equivalent of interest and dividends taken into account through an adjustment to the unit value of the Honeywell Aerospace common stock fund (excluding any charge or reduction for expenses and assuming reinvestment of dividend equivalents) until distributed in accordance with the Plan.

Plan Employer Contributions in a Participant’s Account immediately before the Spinoff Date shall be converted to an equivalent cash amount based on the unit value of the Honeywell common stock fund under the Honeywell Aerospace 401(k) Plan (excluding any charge or reduction for expenses and assuming reinvestment of dividend equivalents) immediately before the Spinoff Date. Such equivalent cash amount shall accrue amounts on and after the Spinoff Date (to be posted on the Valuation Date) equivalent to interest, compounded daily, equal to the rate described in Section 6(b)(ii).

The portion of a Participant’s Account representing Plan Employer Contributions and related investment earnings that are treated as invested in the Honeywell Aerospace common stock fund under the Honeywell Aerospace 401(k) Plan on and after the Spinoff Date shall be referred to as the “Aerospace Plan Employer Contributions.” The portion of a Participant’s Account representing Plan Employer Contributions, and related investment earnings, that are treated prior to the Spinoff Date as invested in the Honeywell common stock fund under the Honeywell Aerospace 401(k) Plan, along with interest equivalents credited on and after the Spinoff Date, shall be referred to as the “Honeywell Plan Employer Contributions.”

(d) Grandfathered and Non-Grandfathered Accounts. The aggregate amount of the Participant’s Deferred Contributions, plus interest and earnings credited thereon pursuant to this Paragraph 6 (collectively, the “Participant Deferred Contribution Amounts”), and the aggregate amount of Plan Employer Contributions and/or number of units of the equivalent Honeywell Aerospace Common Stock fund representing the Plan Employer Contributions, plus interest and reinvested dividend equivalents pursuant to this Paragraph 6 (collectively the “Plan Employer Contribution Amounts,” and together with Participant Deferred Contribution Amounts, the “Total Contribution Amounts”) credited to the Participant’s Grandfathered Account pursuant to this Paragraph 6, will hereinafter be referred to as “Grandfathered Contribution Amounts.” Total Contribution Amounts credited to a Participant’s Non-Grandfathered Account will hereinafter be referred to as “Non-Grandfathered Contribution Amounts.”

7. Distribution from Accounts.

(a)     Participant Deferred Contributions. The aggregate amount of the Participant’s Participant Deferred Contribution Amounts credited to the Participant’s Non-Grandfathered Account for Plan Years beginning on or after January 1, 2026 shall be made in one lump-sum in cash in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service (as defined in Section 409A(a)(2)(A)(i) of the Code and its corresponding regulations) with the Corporation and its affiliates, unless, subject to Paragraph 4(c), the Participant elects in his Election for any such Plan Year that his Participant Deferred Contribution Amounts for such Plan Year be paid in substantially equal annual installments over five, ten, or 15 years if his Separation from Service occurs on or after he attains age 55 and has completed ten (10) Years of Service (as defined below), in which case the first installment shall be paid in the January of the Plan Year that follows the Plan Year in which he has a Separation from Service and each remaining installment will be paid in each succeeding January.

(b) Plan Employer Contributions. The distribution form and timing that apply to the Participant’s Deferred Contribution Amounts for a Plan Year pursuant to Subparagraph 7(a) above shall also apply to the form and timing of the distribution of the Plan Employer Contribution Amounts credited to the Participant’s Account. All distributions of Aerospace Plan Employer Contribution Amounts and Honeywell Plan Employer Contribution Amounts shall be made in cash. Installments after the first installment payment, if applicable, shall be paid in the January of each succeeding calendar year until the entire amount of the Aerospace Plan Employer Contribution Amounts has been paid.

(c) Specified Employee. Notwithstanding the foregoing paragraphs (a) and (b), if the Participant is a “Specified Employee” (as defined below) at his Separation from Service, the payments provided in the immediately preceding paragraph shall be paid (or begin for installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service occurs before July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service occurs after June 30 of such Plan Year. If the Participant is scheduled to receive his distribution in installments, after the first payment is made, each subsequent installment will be paid in the January of each Plan Year that follows until all installments are paid to the Participant.

(d) Years of Service, Specified Employee. For purposes of this Plan, the term (i) “Years of Service” shall be determined using the Participant’s most-recent adjusted service date, as reflected at the Participant’s Separation from Service in the Corporation’s records, and (ii) “Specified Employee” shall mean any Participant who, at any time during the twelve (12) month period ending on the identification date, is a specified employee under Section 409A of the Code, which determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Vice President – Total Rewards (or his delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

(e) Calculation of Installment Payments. If installment payments are to be made to a Participant for any Plan Year, the amount of each installment shall be determined by (A) multiplying the balance of the Participant Deferred Contribution Amounts credited to the Participant for such Plan Year by a fraction, the numerator of which is one and the denominator of which is (x) the number of installments elected, reduced by (y) one for each annual installment previously received, and (B) multiplying the balance of the Plan Employer Contribution Amount as of the day before installment payments are processed each Plan Year by a fraction, the numerator of which is one and the denominator of which is (x) the number of installments elected, reduced by (y) one for each annual installment previously received, and then rounding down to the next whole share of Common Stock; provided, however, the amount of the last installment shall consist of the amount remaining in the Participant’s Account on the distribution date.

(f) Adjustment of Form of Distribution. For Plan Years beginning on or after January 1, 2026, a Participant may not change the timing or payment form of distribution of the Non-Grandfathered Contribution Amounts credited to his Non-Grandfathered Account unless otherwise permitted by the Plan Administrator in its sole and absolute discretion in accordance with Code Section 409A and its corresponding regulations.

8. Distribution on Death.

(a) Participant Deferred Contribution Amounts. If a Participant dies before all Participant Deferred Contribution Amounts credited to the Participant’s Non-Grandfathered Account have been paid, the balance of the Participant Deferred Contribution Amounts in the Non-Grandfathered Account shall be paid in cash within sixty (60) days following the date of the Participant’s death to the beneficiary designated by the Participant and filed with the Plan Administrator in the form and manner prescribed by the Plan Administrator. If (i) no beneficiary designation has been made, or (ii) the designated beneficiary has predeceased the Participant and no further designation has been made, then such balance shall be paid to the Participant’s estate. A Participant may change the designated beneficiary at any time during the Participant’s lifetime by filing a subsequent designation with the Plan Administrator in the form and manner prescribed by the Plan Administrator.

(b) Plan Employer Contribution Amounts. If a Participant dies before all Plan Employer Contribution Amounts credited to the Participant’s Non-Grandfathered Account have been paid, the balance of the Aerospace Plan Employer Contribution Amounts and the Honeywell Plan Contribution Amounts in such Participant’s Non-Grandfathered Account shall be paid in cash within sixty (60) days following the date of the Participant’s death to the beneficiary designated by the Participant and filed with the Plan Administrator in the form and manner prescribed by the Plan Administrator. If (i) no such beneficiary designation has been made, or (ii) the designated beneficiary has predeceased the Participant and no further designation has been made, then such balance shall be paid to the Participant’s estate. A Participant may change the designated beneficiary at any time during the Participant’s lifetime by filing a subsequent designation with the Plan Administrator in the form and manner prescribed by the Plan Administrator.

9. Payment in the Event of Hardship. A Participant may not receive a distribution in the event of hardship or unforeseeable emergency from his Non-Grandfathered Account unless otherwise permitted by the Plan Administrator in its sole and absolute discretion in accordance with Code Section 409A and its corresponding regulations.

10. Change in Control.

(a) Non-Grandfathered Contribution Amounts. Notwithstanding any election in effect pursuant to Paragraph 4 hereof (including Paragraph 4(c)), for Participant Deferred Contributions, a Participant may designate as part of his Election during the Open Enrollment Period for a Plan Year to have his Participant Deferred Contributions and corresponding Plan Employer Contributions for such Plan Year paid in a lump sum as soon as practicable following a Change in Control, but in no event later than ninety (90) days after such Change in Control (as defined below); provided however that if the event that constitutes a Change in Control does not qualify as a change in ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations, a Change in Control shall not be deemed to have occurred for purposes of this clause.

(b) Form of Consideration. Any distribution of Participant Deferred Contribution Amounts, Aerospace Plan Employer Contribution Amounts, or Honeywell Plan Employer Contribution Amounts pursuant to this Paragraph 10 shall be made in cash.

(c) Interest Equivalents. Notwithstanding anything to the contrary in the Plan, after a Change in Control, the Plan may not provide, or be amended to provide, interest accruals with respect to Participant Deferred Contributions or Honeywell Plan Employer Contribution Amounts at rates lower than the rates in effect under Paragraph 6 immediately before the Change in Control.

(d) Definition of Change in Control. “Change in Control” means (a) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation; or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation; or (c) a majority of members of the Board of Directors of the Corporation (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (d) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation and its subsidiaries on a consolidated basis that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation and its subsidiaries on a consolidated basis immediately before such acquisition or acquisitions. For purposes of clause (d), “gross fair market value” means the value of the assets of the Corporation and its subsidiaries on a consolidated basis, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing clauses (a) through (d) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) shall be deemed to be a Change in Control for purposes of this Plan.

11. Administration.

(a) Plan Administrator. The Plan Administrator and “named fiduciary” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be the Senior Vice President & Chief Human Resources Officer of the Corporation (or the person acting in such capacity in the event such position is abolished, restructured or renamed). The Plan Administrator shall have the authority to appoint one (1) or more other named fiduciaries of the Plan and to designate persons, other than named fiduciaries, to carry out fiduciary responsibilities under the Plan, pursuant to Section 405(c)(1)(B) of ERISA. Any person acting on behalf of the Plan Administrator shall serve without additional compensation. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

(b) Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants or other persons (who may be employees of the Corporation and its affiliates) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Corporation and its subsidiaries in determining any Participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

(c) Indemnification. To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

12. Claims Procedures and Appeals.

(a) A written request for a Plan benefit is a claim and the person making such claim is a claimant. Any claim must be made in writing and shall be deemed to be filed by a claimant when a written request is made by the claimant or the claimant’s authorized representative, which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

(b) The Plan Administrator shall provide notice in writing to any claimant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within ninety (90) days of the receipt by the Plan Administrator of the claimant’s claim or, if special circumstances require, and the claimant is so notified in writing, within one hundred eight (180) days of the receipt by the Plan Administrator of the claimant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

(i) set forth the specific reasons for the denial of benefits;

(ii) contain specific references to Plan provisions relative to the denial;

(iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator;

(iv) advise the claimant that any appeal of the Plan Administrator’s adverse determination must be made in writing to the Plan Administrator within sixty (60) days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based; and

(v) advise the claimant of his right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

(c) When a claimant receives notice of denial of a claim or does not receive notification of acceptance or denial within ninety (90) days after submitting a claim, the claimant, either in person or by duly authorized representative, may:

(i) request, in writing, a review of the claim by the Plan Administrator;

(ii) review pertinent documents relating to the denial;

(iii) submit issues and comments in writing; and

(iv) request, in writing, a hearing with the Plan Administrator; provided that the claimant takes appropriate action within sixty (60) days after receiving notice of denial.

(d) The Plan Administrator shall make its decision with respect to a claim review promptly, but not later than sixty (60) days after receipt of the request. Such sixty (60) day period may be extended for another period of sixty (60) days if the Plan Administrator reviewing the claim finds that special circumstances require an extension of time for processing.

(e) The final decision of the Plan Administrator shall be in writing, (i) give specific reason(s) for the adverse decision, (ii) make specific references to the pertinent Plan provisions on which the decision is based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeals procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. All interpretations, determinations and decisions of the Plan Administrator in respect of any claim shall be made in its sole discretion based on the applicable Plan documents and shall be final, conclusive and binding on all parties.

(f) A claimant or potential claimant must file a claim with the Plan Administrator no later than one (1) year after the claimant or potential claimant knows, or should have known, the principal facts upon which their claim is based. Any legal action in connection with the Plan must be brought in the U.S. District Court for the District of Arizona within the six (6) month period beginning on the date the claimant’s claim and appeal rights are exhausted.

13. Miscellaneous.

(a) Anti-Alienation. The right of a Participant to receive any amount credited to the Participant’s Account shall not be transferable or assignable by the Participant, except by will or by the laws of descent and distribution. To the extent that any person acquires a right to receive any amount credited to a Participant’s Account hereunder, such right shall be no greater than that of an unsecured general creditor of the Corporation. Except as expressly provided herein, any person having an interest in any amount credited to a Participant’s Account under the Plan shall not be entitled to payment until the date the amount is due and payable. No person shall be entitled to anticipate any payment by assignment, pledge or transfer in any form or manner before actual or constructive receipt thereof.

(b) Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance with respect to Non-Grandfathered Contribution Amounts credited to the Participant’s Account, and shall be administered in accordance with Section 409A of the Code with respect to such Non-Grandfathered Contribution Amounts. Notwithstanding anything in the Plan to the contrary, elections to defer Non-Grandfathered Contribution Amounts under the Plan, and distributions of Non-Grandfathered Contribution Amounts, may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Other than a valid Election, in no event shall a Participant, directly or indirectly, designate the Plan Year of payment with respect to Non-Grandfathered Accounts. For the avoidance of doubt, deferrals under the Plan are maintained on a Plan Year basis.

(c) Unsecured General Creditor. Neither the Corporation nor any of its subsidiaries shall be required to reserve or otherwise set aside funds, Common Stock or other assets for the payment of its obligations hereunder. However, the Corporation or any subsidiary may, in its sole discretion, establish funds for payment of its obligations hereunder. Any such funds shall remain assets of the Corporation or such subsidiary, as the case may be, and subject to the claims of its general creditors. Such funds, if any, shall not be deemed to be assets of the Plan. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

(d) Withholding. The Corporation shall withhold from any distribution made from Participant Deferred Contribution Amounts, Aerospace Plan Employer Contribution Amounts, and/or Honeywell Plan Employer Contribution Amounts the amount necessary to satisfy applicable federal, state and local tax withholding requirements. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

(e) Offset. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, if a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation or any participating affiliate, then the Corporation may offset such amount owed to the Corporation or the participating affiliate against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.

(f) Termination and Amendment. The Corporation may at any time amend or terminate the Plan, subject to the requirements of Section 409A of the Code with respect to the Non-Grandfathered Amounts. Notwithstanding the foregoing, and unless such amendment is required by Section 409A of the Code, the Plan may not, without the consent of an affected Participant, be amended in any manner which would adversely affect such Participant’s rights and expectations with respect to deferral amounts credited to such Participant’s Account immediately before such amendment (including, but not limited to, any amendment which would adversely affect the rights or features applicable to, or any of the components that are taken into account in determining, the deferral amounts of any Participant hereunder).

(g) Benefit Statements. Each Participant shall receive periodic statements (not less frequently than annually) regarding the Participant’s Account. Each such statement shall indicate the amount of the balances credited to the Participant’s Account as of the end of the period covered by such statement.

(h) Legal Interpretation. This Plan and its provisions shall be construed in accordance with the laws of Arizona to the extent such Arizona law is not inconsistent with the provisions of ERISA. The text of this Plan shall, to the extent permitted by law, govern the determination of the rights and obligations created or referred to herein. Headings to the Sections, Paragraphs and Subparagraphs are for reference purposes only and do not limit or extend the meaning of any of the Plan’s provisions.

(i) Gender; Number. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

(j) Employment. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Corporation or its subsidiaries and any employee or to be a consideration for or condition of employment of any person. No provision of the Plan shall be deemed to give any employee the right to continue in the employ of the Corporation or its subsidiaries or to interfere with the right of the Corporation or its subsidiaries to discharge any employee at any time without regard to the effect which such discharge might have upon the employee's participation in the Plan or benefits under it.

(k) Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. For purposes of this Subparagraph, the term “fiduciary” shall have the same meaning as in ERISA.

(l) Participants Subject to Section 16. Notwithstanding anything herein to the contrary, if any request and subject to Section 409A of the Code, election or other action under the Plan affecting a Participant subject to Section 16 of the Securities Exchange Act of 1934 should require the approval of the Committee to exempt such request, election or other action from potential liability under Section 16, then the approval of the Committee shall be obtained in lieu of the approval of the Plan Administrator.

(m) Restriction on Venue. Any action in connection with the Plan must be filed in the U.S. District Court for the District of Arizona.

SCHEDULE A
PROVISIONS RELATING TO
PLAN YEARS BEGINNING BEFORE JANUARY 1, 2026

Types of Accounts. A Participant’s Account shall consist of two sub-accounts, as applicable: (1) a sub-account which consists of Participant Deferred Contributions and Plan Employer Contributions, and interest and earnings thereon, for amounts that were earned and vested under the Honeywell Plan as of December 31, 2004 (the “Grandfathered Account”), and (2) a sub-account which consists of Participant Deferred Contributions and Plan Employer Contributions, and interest and earnings thereon, for amounts that were or are earned and vested under the Honeywell Plan or this Plan on or after January 1, 2005 (the “Non-Grandfathered Account”).

Credited Interest
Participant Deferred Contributions credited to the Participant’s Account under the Honeywell Plan after December 31, 2004, and Participant Deferred Contributions credited to a Participant’s Account under the Supplemental Non-Qualified Savings Plan For Highly Compensated Employees Of Honeywell International Inc. And Its Subsidiaries (Career Band 5 and Below) before January 1, 2006, shall accrue amounts equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term; provided, however, that for the 2005 Plan Year, Participant Deferred Contributions credited to the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries (Career Band 6 and above) during the 2005 Plan Year shall accrue amounts equivalent to interest, compounded daily, at a rate equal to 8%. The interest rate described in this paragraph is subject to change from Plan Year to Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation before January 1 of each Plan Year.

Participant Deferred Contributions credited to the Participant’s Account under the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries (Career Band 6 and above) before January 1, 1994 or after the Participant has terminated employment shall accrue amounts equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term. The interest rate described in this paragraph is subject to change from Plan Year to Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation before January 1 of each Plan Year.

Participant Deferred Contributions credited to the Participant’s Account under the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries (Career Band 6 and above) between January 1, 1994 and December 31, 2004, but before a Participant terminates employment, shall accrue amounts equivalent to interest, compounded daily, at a rate that was determined annually by the Honeywell Management Development and Compensation Committee (the “Honeywell Committee”) of the Board of Directors of Honeywell International Inc. This rate, once established for a Plan Year, remains in effect with respect to all Participant Deferred Contributions credited to the Participant’s Account during such Plan Year until such amounts are distributed.

On and after the Spinoff Date, Honeywell Plan Employer Contributions credited to the Participant’s Account shall accrue amounts equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term. The interest rate described in this paragraph is subject to change from Plan Year to Plan Year and shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation before January 1 of each Plan Year.

Payment

2006-2025 Plan Years. The aggregate amount of the Participant’s Participant Deferred Contribution Amounts credited to the Participant’s Non-Grandfathered Account under the Honeywell Plan for Plan Years beginning between January 1, 2006 and January 1, 2025, inclusive, shall be paid in one lump-sum in cash in the January of the Plan Year that follows the Plan Year in which the Participant has a Separation from Service (as defined in Section 409A(a)(2)(A)(i) of the Code and its corresponding regulations) with the Corporation and its affiliates, unless the Participant elects in his Election for any such Plan Year that his Participant Deferred Contribution Amounts for such Plan Year be paid in substantially equal annual installments over five, ten, or 15 years (or, for Plan Years beginning between the 2006 and 2019 Plan Years, inclusive, not to exceed ten years) if his Separation from Service occurs on or after he attains age 55 and has completed ten (10) Years of Service, in which case the first installment shall be paid in the January of the Plan Year that follows the Plan Year in which he has a Separation from Service and each remaining installment will be paid in each succeeding January.

2005 Plan Year. For the 2005 Plan Year, the Participant Deferred Contribution Amounts credited to the Participant’s Non-Grandfathered Account for such Plan Year shall be paid in one lump-sum in cash in January of the Plan Year immediately following the Plan Year in which the Participant has a Separation from Service with the Corporation and its affiliates.

Notwithstanding the two paragraphs above, if the Participant is a “Specified Employee” (as defined below) at his Separation from Service, the payments described shall be paid (or begin for installments) in (i) the January of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service occurs before July 1 of such Plan Year, or (ii) the July of the Plan Year that follows the Plan Year in which the Participant’s Separation from Service with the Corporation and its affiliates occurs, if the Participant’s Separation from Service occurs after June 30 of such Plan Year. If the Participant elected to receive his distribution in installments, after the first payment is made, each subsequent installment will be paid in the January of each Plan Year that follows until all installments are paid to the Participant.

Plan Years Before January 1, 2005. Each Participant made an election when he made a deferral election for Plan Years beginning before January 1, 2005, with respect to the distribution of the Participant Deferred Contribution Amounts credited to the Participant’s Grandfathered Account pursuant to such election. A Participant elected to receive such amount in one lump-sum or in a number of annual installments (up to fifteen (15)). The lump-sum payment or the first installment shall be paid in cash as soon as practicable during the month of January of such future calendar year as the Participant may designate or, if the Participant so elects, as soon as practicable during the month of January of the calendar year immediately following the year in which the Participant last contributed to the Plan or the year in which the Participant terminates employment with the Corporation and its affiliates. Subsequent installments shall be paid in cash as soon as practicable during the month of January of each succeeding calendar year until the entire amount of the Participant Deferred Contribution Amounts credited to the Participant’s Grandfathered Account has been paid.

Plan Employer Contributions. The distribution form and timing that apply to the Participant’s Deferred Contribution Amounts for a Plan Year shall also apply to the form and timing of the distribution of the Plan Employer Contribution Amounts credited to the Participant’s Account for the same Plan Year. All distributions of Plan Employer Contribution Amounts shall be made in cash.

Changes in Payment of Deferred Contribution Amounts
2005-2025 Plan Years (Part of Non-Grandfathered Account). For the 2005 to 2025 Plan Years, inclusive, a Participant may not change the timing or payment form of distribution of the Non-Grandfathered Contribution Amounts credited to his Non-Grandfathered Account unless otherwise permitted by the Plan Administrator in its sole and absolute discretion in accordance with Code Section 409A and its corresponding regulations.

2004 Plan Year and Earlier (Grandfathered Account). For Plan Years beginning on January 1, 2004, or before, a Participant may change the timing and/or form of distribution of all or any portion of the Participant’s Grandfathered Account only in accordance with the provisions described below.

Distribution Default (Grandfathered Account)
Any Participant Deferred Contribution Amounts and/or Honeywell Plan Employer Contribution Amounts credited to a Participant’s Grandfathered Account that are not covered by a timely distribution election shall be distributed to the Participant in one lump-sum in cash.

Payments required under this Section shall be made as soon as practicable during the month of January of the calendar year immediately following the later of the calendar year in which the Participant last contributed to the Plan or the calendar year in which the Participant terminates his employment with the Corporation and its affiliates; provided, however, if the Participant has made a Change in Control election as an initial lump-sum payment election, a subsequent lump-sum payment election, or has revoked a prior Change in Control payment election, the lump sum payment shall be made within the ninety (90) day period following a Change in Control.

Changing Distribution Elections, Immediate Distributions (Grandfathered Account).
For Total Contribution Amounts credited to the Participant’s Grandfathered Account, the Plan Administrator may from time to time allow a Participant to request new elections (other than with respect to any such amounts for which distributions have already commenced). The Plan Administrator shall reserve the right to accept or reject any such request at any time and such election shall be subject to such restrictions and limitations as the Plan Administrator shall determine in its sole discretion, provided that any new election shall generally be required to be made at least twelve (12) months before any scheduled payment date.

For Total Contribution Amounts credited to the Participant’s Grandfathered Account, the Plan Administrator may allow a Participant to request an immediate distribution of all or a portion of such Participant’s Grandfathered Account (including any portion for which distributions have already commenced). Any such immediate distribution shall be subject to a penalty equal to six percent (6%) of the amount requested to be distributed and shall be subject to the approval of the Plan Administrator and such other restrictions or conditions as may be established by the Plan Administrator from time to time.

Hardship Withdrawal (Grandfathered Account). Upon receipt of a request from a Participant delivered in writing to the Plan Administrator along with a Certificate of Unavailability of Resources Form, the Plan Administrator or his designee may cause the Corporation to accelerate payment of all or any part of the amount credited to the Participant’s Grandfathered Account if it finds in its sole discretion that payment of such amounts in accordance with the Participant’s prior Election would result in severe financial hardship to the Participant, and such hardship is the result of an unforeseeable emergency caused by circumstances beyond the control of the Participant. Acceleration of payment may not be made to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship. Any distribution shall be made in cash.

Distribution on Death (Grandfathered Account).
If a Participant dies before all Participant Deferred Contribution Amounts and/or Honeywell Plan Employer Contributions credited to the Participant’s Grandfathered Account have been paid, the balance of the such amounts in the Grandfathered Account shall be paid in cash as soon as practicable following the Participant’s death to the beneficiary designated by the Participant and filed with the Plan Administrator in the form and manner prescribed by the Plan Administrator; provided, however, if the Participant has made a Change in Control election as an initial lump-sum payment election, a subsequent lump-sum payment election, or has revoked a prior Change in Control payment election, the payment shall be made within the ninety (90) day period following a Change in Control.

If a Participant dies before all Aerospace Plan Employer Contribution Amounts credited to the Participant’s Grandfathered Account have been paid, the balance of such amounts shall be paid in Common Stock as soon as practicable following the Participant’s death to the beneficiary designated by the Participant and filed with the Plan Administrator in the form and manner prescribed by the Plan Administrator; provided, however, if the Participant has made a Change in Control election as an initial lump-sum payment election, a subsequent lump-sum payment election, or has revoked a prior Change in Control payment election, the lump sum payment shall be made within the ninety (90) day period following a Change in Control.

Change in Control Distribution Elections (Grandfathered Account)
For Grandfathered Contribution Amounts, each Participant filed a written election with the Plan Administrator as part of his Election to have his Grandfathered Contribution Amount paid in one lump-sum as soon as practicable following a Change in Control, but in no event later than ninety (90) days after such Change in Control.

For Grandfathered Contribution Amounts only, a Participant who did not make an initial Change in Control distribution election or who has revoked a Change in Control distribution election may, before the earlier of a Change in Control or the beginning of the calendar year in which the election is to take effect, elect to have the aggregate amount credited to the Participant’s Grandfathered Account for all calendar years commencing with the first calendar year beginning after the date the election is made, paid in one lump-sum as soon as practicable following a Change in Control, but in no event later than ninety (90) days after such Change in Control.

For Grandfathered Contribution Amounts only, a Participant may, before a Change in Control, revoke any Change in Control distribution election or file a new lump sum payment election with respect to amounts previously credited to the Participant’s Grandfathered Account. Any such revocation or new election shall be made at the time specified by the Plan Administrator and shall be subject to such restrictions and limitations as the Plan Administrator shall determine from time to time.